Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-155933 on Form F-3 of Telvent GIT, S.A. of our report dated March 27, 2008 related to the consolidated financial statements of DTN Holding Company, Inc. as of and for the year ended December 31, 2007, appearing in Exhibit 15.1 to Telvent GIT, S.A.’s Form 6-K/A filed with the Securities and Exchange Commission on December 4, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 11, 2009